EXHIBIT 99.1

VASCO Reports Record Results for Third Quarter and First Nine Months of 2006.

Revenues for the third quarter 2006 increase 41% over Q3 2005; Operating income increases 96% over Q3 2005. Revenue for the quarter is best in the Company’s history; VASCO increases its full-year 2006 guidance for operating margins; Financial results for the periods ended September 30, 2006 and guidance for full-year 2006 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, October 26, 2006 - VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com) today reported financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 increased 41% to $18.7 million from $13.3 million in 2005 and, for the first nine months of 2006, increased 37% to $50.9 million from $37.1 million in 2005.

Net income available to common shareholders for the third quarter of 2006 was $3.3 million, or $0.09 per diluted share, an increase of $1.5 million or 88% from $1.8 million, or $0.05 per diluted share in 2005. Net income available to common shareholders for the first nine months of 2006 was $7.5 million, or $0.20 per diluted share, an increase of $2.8 million or 59% from $4.7 million, or $0.13 per diluted share, in 2005.

Financial Highlights:

•	Gross profit was $12.8 million or 68% of revenue for the third quarter and $34.1 million or 67% of revenue for the first nine months of 2006. Gross profit was $8.1 million or 61% of revenue for the third quarter and $23.4 million or 63% of revenue for the first nine months of 2005.

•	Operating expenses for the third quarter and first nine months of 2006 were $7.8 million and $22.1 million, respectively, an increase of 40% from $5.6 million reported for the third quarter 2005 and an increase of 33% from $16.7 million reported for the first nine months of 2005. Operating expenses for the third quarter and first nine months of 2006 included $0.5 million and $1.2 million, respectively, related to stock-based incentives.

•	Operating income for the third quarter and first nine months of 2006 was $5.0 million and $12.0 million, respectively, an increase of $2.5 million or 96% from $2.5 million reported for the third quarter of 2005 and an increase of $5.3 million or 77% from the $6.7 million reported for the first nine months of 2005. Operating income, as a percentage of revenue, for the third quarter and first nine months of 2006 was 26.6% and 23.5%, respectively, compared to 19.1% and 18.2% for the comparable periods in 2005.

•	Net income for the third quarter and first nine months of 2006 was $3.3 million and $7.5 million, respectively, and compares to net income of $1.8 million reported for the third quarter of 2005 and net income of $4.7 million reported for the first nine months of 2005.

•	Earnings before interest, taxes, depreciation and amortization was $5.3 million and $12.2 million for the third quarter and first nine months of 2006, respectively, an increase of 80% from $3.0 million reported for the third quarter of 2005 and an increase of 51% from $8.1 million reported for the first nine months of 2005.

•	Net cash balances, cash balances less borrowing under its line of credit, at September 30, 2006 totaled $20.4 million compared to $13.0 million and $14.0 million at June 30, 2006 and December 31, 2005, respectively.

Operational and Other Highlights:

•	Approximately 2.9 million Digipasses shipped in the third quarter 2006, an increase of 60% from the third quarter of 2005. For the nine months ended September 30, 2006, approximately 7.4 million Digipasses were shipped, an increase of 50% over the same period in 2005.

•	VASCO won 381 new customers in Q3 2006 (58 banks and 323 enterprise security) and 1,083 for the first nine months of 2006. Year-to-date new customers include 138 banks and 945 enterprise security.

•	VASCO won 29 U.S. Banks during Q3 2006.

•	Postfinance (Switzerland) uses Digipass 810 for corporate and retail banking.

•	Garanti Bank (Turkey) secures retail customers with Digipass for Java Phone.

•	Old National Bank (U.S.A.) uses Digipass 260 for corporate banking.

•	Banca Antonveneta uses VASCO’s Digipass GO3 for retail banking

•	Promedico (The Netherlands) secures medical data with Digipass 300 and VACMAN Controller.

•	VASCO launches fraud detection & analysis services

•	VASCO launches Digipass Smart Pack.

•	VASCO is the first company to receive full Belgian EPCI Certification for Digipass 810.

•	Jean K. Holley elected to VASCO’s Board of Directors.

Guidance for full-year 2006:

VASCO is updating its guidance for the full-year 2006 as follows:

•	Revenue growth of 35% to 45% for the full-year 2006 over full-year 2005 is reaffirmed and remains unchanged from prior guidance,

•	Gross margins as a percentage of revenue for full-year 2006 are projected to be in the range of 60% to 65% and remain unchanged from prior guidance, and

•	Operating margins as a percentage of revenue for full-year 2006 are projected to be 20% to 25% as reported in accordance with Generally Accepted Accounting Principles, up from the previous guidance of 15% to 20%.

“Our Full-Option, All-Terrain Strategy is being very well received in the market,” said Ken Hunt, VASCO’s CEO and Chairman. “As evidenced by the record revenue and Digipass units shipped in the third quarter, we are seeing continuing strong interest in our product in all of our markets. The leverage in our business model is also contributing to the strong results as our operating margins as a percentage of revenue have been and are expected to continue to be, as evidenced by our increase in guidance for operating margins, above 20%.

“The results of the third quarter continue the trend of strong growth,” said Jan Valcke, VASCO’s President and COO. “Our product platform, which allows our customers to use any of our forms of authentication simultaneously, continues to be very well received. It enables our customers to deploy an appropriate, cost-effective method of authentication for each user of their application by selecting the appropriate Digipass product, including Digipass for Web. As a market leader, we also are continuing to see increased interest from distributors, solution partners and companies with complimentary technologies. As we start the fourth quarter, we have a backlog of firm orders scheduled to be shipped in the fourth quarter of $21.5 million, which is 69% higher than the $12.7 million backlog we had entering the fourth quarter of 2005 and 23% higher than the $17.5 million actual revenue reported for the fourth quarter of 2005.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to be strong as a result of the strong operating performance. Our net cash balances increased $7.4 million or 57% from June 30, 2006 while our working capital increased approximately 21% to $24.0 million at September 30, 2006 from $19.9 million at June 30, 2006. Days Sales Outstanding (DSO) in net accounts receivable decreased to approximately 66 days at September 30, 2006 from 81 days at June 30, 2006.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, October 26, 2006, at 10:00 a.m. EDT - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s actual results for the periods ended September 30, 2006 and full-year 2006 guidance.

To participate in this Conference Call, please dial one of the following toll-free numbers:

USA/Canada: +1 800-690-3108

International: +1 973-935-8753

And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Net revenues	$18,707	$13,272	$50,909	$37,060

Cost of goods sold	5,922	5,138	16,811	13,657

Gross profit	12,785	8,134	34,098	23,403

Operating costs:
Sales and marketing	4,570	3,387	13,013	10,259
Research and development	1,446	902	3,624	2,615
General and administrative	1,624	1,128	5,164	3,205
Amortization of intangible assets	169	179	339	578

Total operating costs	7,809	5,596	22,140	16,657

Operating income	4,976	2,538	11,958	6,746

Impairment of investment in Secured Services, Inc.	-	-	(600)	-
Interest income (expense), net	(58)	(10)	16	32
Other income, net	27	166	135	512

Income before income taxes	4,945	2,694	11,509	7,290
Provision for income taxes	1,658	943	4,018	2,552

Net income	3,287	1,751	7,491	4,738

Preferred stock dividends	-	-	-	(14)

Net income available to common shareholders	$3,287	$1,751	$7,491	$4,724

Net income per common share:
Basic	$0.09	$0.05	$0.21	$0.13

Diluted	$0.09	$0.05	$0.20	$0.13

Weighted average common shares outstanding:
Basic	36,251	35,848	36,190	35,235

Diluted	37,712	37,703	37,701	37,088

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$23,486	$17,143
Accounts receivable, net of allowance for doubtful accounts	13,391	12,083
Inventories	2,682	1,570
Prepaid expenses	496	726
Deferred income taxes	436	117
Other current assets	94	540

Total current assets	40,585	32,179

Property and equipment, net	1,252	982

Intangible assets, net	1,707	1,054
Goodwill	8,951	6,665
Investment in SSI	-	600
Other assets	26	25

Total assets	$52,521	$41,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowing	$3,079	$3,173
Accounts payable	4,004	4,753
Deferred revenue	1,635	1,765
Accrued wages and payroll taxes	2,516	2,329
Income taxes payable	2,711	1,547
Other accrued expenses	2,594	2,287

Total current liabilities	16,539	15,854

Long-term deferred warranty	297	256
Deferred tax liability	157	-

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	60,834	59,625
Deferred compensation	-	(403)
Accumulated deficit	(25,494)	(32,985)
Accumulated other comprehensive loss - cumulative translation adjustment	152	(878)

Total stockholders’ equity	35,528	25,395

Total liabilities and stockholders’ equity	$52,521	$41,505

Reconciliation of EBITDA to net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Unaudited		Unaudited

EBITDA	$5,319	$2,970	$12,191	$8,080

Interest income, net	(58)	(10)	16	32
Provision for income taxes	(1,658)	(943)	(4,018)	(2,552)
Depreciation and amortization	(316)	(266)	(698)	(822)

Net income	$3,287	$1,751	$7,491	$4,738

We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass hardware and software security products. With over 28 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with approximately 550 international financial institutions and over 3,300 blue-chip corporations and governments located in more than 100 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com